Issuer Free Writing Prospectus dated January 30, 2018

Relating to Preliminary Prospectus dated January 23, 2018

Filed pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-220234

SOL-GEL TECHNOLOGIES LTD.

FREE WRITING PROSPECTUS

This free writing prospectus relates only to this offering and updates, and should be read together with, the preliminary prospectus dated January 23, 2018 (the “Preliminary Prospectus”), included in Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-220234) (the “Registration Statement”). On January 30, 2018, we filed Amendment No. 5 to the Registration Statement (the “Amendment”), which updates the information included in the Preliminary Prospectus and may be accessed on the SEC website through the following link: https://www.sec.gov/Archives/edgar/data/1684693/000114420418004431/0001144204-18-004431-index.htm.

References to “we,” us,” “our,” “our company,” “Sol-Gel,” “Sol-Gel Technologies,” “the Company” and other terms in this free writing prospectus are used in the manner described in the Preliminary Prospectus.

The following information, which has been taken from the Amendment, updates and supplements the Preliminary Prospectus. Please refer to the Amendment for a complete description of all updates and supplements to the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

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Our most advanced generic product candidate is ivermectin cream, 1% for the treatment of inflammatory lesions associated with rosacea, which is being developed in collaboration with Perrigo. In March 2017, Perrigo submitted an ANDA with a Paragraph IV certification for ivermectin cream, 1% to the FDA. In January 2018, this ANDA was tentatively approved by the FDA. Final approval from the FDA is subject to a 30-month stay under the Hatch-Waxman amendments to the Federal Food, Drug, and Cosmetic Act.

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Sol-Gel Technologies has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Sol-Gel Technologies has filed with the SEC for more complete information about Sol-Gel Technologies and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Sol-Gel Technologies, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 547-6340, or by e-mail at Prospectus_Department@Jefferies.com; or BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, New York, NY 10036, by telephone at (800) 414-3627, or by email at bmoprospectus@bmo.com.

The information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein and in the Amendment.  The information included in this free writing prospectus does not purport to be a complete description of the securities or of the offering.  Please refer to the Amendment for a complete description.